Exhibit 99.1

FREE WRITING PROSPECTUS

Dated June 12, 2009

Filed Pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated June 11, 2009

Registration Statement No.333-155048

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

1,225,000 Shares of Common Stock

Final Term Sheet

Issuer:	HQ Sustainable Maritime Industries, Inc (the “Company”)

Symbol:	HQS (NYSE Amex)

Security:	Shares of common stock, par value $0.001 per share

Size:	1,225,000 shares of common stock

Over-allotment option:	183,750 additional shares of common stock

Public offering price:	$8.50 per share

Underwriting discounts and commissions:	$0.6375 per share

Net proceeds:	$9,631,563 ($11,076,297 if the underwriter exercises its over-allotment option in full) (in each case, after deducting the underwriter’s discount and commissions, but prior to deduction of estimated offering expenses payable by the Company, which will further reduce the proceeds available for use by the Company)

Trade date:	June 12, 2009

Settlement date:	June 17, 2009

Underwriter:	Roth Capital Partners, LLC

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009:

•	on an actual basis; and

•

on an as adjusted basis to effect our sale of 1,225,000 shares of common stock in this offering, based on the public offering price of $8.50 per share, and after deducting underwriting commissions, but prior to deducting estimated offering expenses paid or payable by us, assuming the underwriter does not exercise its over-allotment option.

This table should be read in conjunction with our financial statements and the related notes, which are incorporated by reference in the preliminary prospectus supplement, dated June 11, 2009, relating to this offering (the “Preliminary Prospectus Supplement”) and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$54,829	$64,460

Indebtedness:
Bank indebtedness	$—	$—
Other notes payable	4,723	4,723

Total indebtedness	4,723	4,723

Shareholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 issued and outstanding	—	—
Common shares, $0.001 par value, total authorized issue of 200,000,000 shares, 12,146,656 shares of common stock shares issued and outstanding actual; and 13,371,656 shares issued and outstanding, as adjusted	12	13
Additional capital	59,397	69,027
Accumulated other comprehensive income	9,405	9,405
Retained earnings	9,520	9,520
Appropriation of Retained Earnings	6,714	6,714

Total shareholders’ equity	85,048	94,679

Total capitalization	$89,771	$99,402

(1)

As adjusted figures do not include estimated offering expenses paid or payable by the Company, which will be determined and disclosed in the final prospectus supplement pertaining to the offering, and thus the as adjusted figures shown remain subject to change by the amount of such offering expenses.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Roth Capital Partners, LLC toll-free at 1-800-678-9147, by e-mail to rothecm@roth.com, by fax to (949) 720-7227 or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets Department.